EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statements Nos. 333-200160 and 333-221259 on Form S-8 and No. 333-209883 on Form S-3 of our reports dated February 22, 2018, relating to the consolidated financial statements of PRA Health Sciences, Inc. and subsidiaries (the “Company”) (which report expresses an unqualified opinion and includes an explanatory paragraph relating to the Company’s adoption of ASU No. 2016-09, “Compensation-Stock Compensation (Topic 718): Improvements to Employee Share-Based Payment Accounting”), and the effectiveness of the Company's internal control over financial reporting, appearing in this Annual Report on Form 10-K of PRA Health Sciences, Inc. for the year ended December 31, 2017.

/s/ Deloitte & Touche LLP

Raleigh, North Carolina
February 22, 2018